BLUE BIRD REPORTS FISCAL 2020 FOURTH
QUARTER AND FULL YEAR RESULTS;
STRONG FOURTH QUARTER AT OR ABOVE GUIDANCE;
FOCUSED ON MARGIN GROWTH AND INDUSTRY RECOVERY;
GUIDANCE RANGE PROVIDED FOR FISCAL 2021

Full Year Net Sales of $879.2M and GAAP Net Income of $12.2M
Full-Year Bus Average Selling Price up 7.2%
Grew Electric Bus Sales in FY2020 to 158 Units
FY2020 Adjusted EBITDA of $54.7M with Strong 4Q of $21.9M

Macon, GA, December 16, 2020 – Blue Bird Corporation (“Blue Bird”) (Nasdaq: BLBD), the leading independent designer and manufacturer of school buses, announced today its fiscal 2020 fourth quarter and full year results. GAAP net income for the fourth quarter and full year were $11.9 million and $12.2 million, respectively, up $0.3 million and down $12.1 million from comparable FY2019 periods. Adjusted EBITDA for the quarter and year were $21.9 million and $54.7 million, respectively.

Highlights

(in millions except Unit Sales and EPS data)	Three Months Ended October 3, 2020	B/(W) 2019	Fiscal Year Ended October 3, 2020	B/(W) 2019
Unit Sales	2,876	(850)	8,878	(2,139)
GAAP Measures:
Revenue	$281.4	$(62.1)	$879.2	$(139.7)
Net Income	$11.9	$0.3	$12.2	$(12.1)
Diluted Earnings per Share	$0.44	$0.01	$0.45	$(0.45)
Non-GAAP Measures[1]:
Adjusted EBITDA	$21.9	$(11.5)	$54.7	$(27.1)
Adjusted Net Income	$13.3	$(6.7)	$22.1	$(21.3)
Adjusted Diluted Earnings per Share	$0.49	$(0.25)	$0.82	$(0.79)
1 Reconciliation to relevant GAAP metrics shown below

“The second half of fiscal 2020 was challenging for Blue Bird as operations were significantly impacted by COVID-19" said Phil Horlock, President and Chief Executive Officer of Blue Bird Corporation. “School shutdowns delayed orders and supplier disruptions impacted our efficiencies. Through the fourth quarter, however, we saw significant stabilization in our supply base and manufacturing processes.

"While working through these challenges, I am very pleased with our progress in improving our underlying business structure that is key to achieving our near-term EBITDA margin target of at least 10%. Full-year average selling price per bus increased by more than $6,000, or 7%, over last year. The increase was due to a combination of pricing and a richer mix of higher-priced vehicles, including electric-powered buses. Despite the significant order disruptions, we had another strong year of alternative-fuel bus sales, with a record sales mix of 48%, equal to last year. We saw substantial growth in our electric-powered bus sales this year, with 158 buses sold and a strong growth runway in that segment. Our alternative-fuel market share remained strong in fiscal 2020, led by propane at 76%, followed by electric at 58% and we maintained our position as the undisputed leader in alternative fuels. We also announced the upcoming product launch of our all-new and exclusive 7.3 liter engine, developed with Ford and Roush, which will power our class-leading propane- and gas-powered Blue Bird Vision, described by our tagline, “The best just got better!” We also continued to make great progress in driving down structural costs with our Transformational Initiatives, which improved profits by $14.4 million in the full year. In fact, this initiative has reduced our structural costs by more than $50 million since inception three years ago. In addition, we successfully moved to a single shift production schedule late in the third quarter, which drove efficiency and quality improvements through the balance of the year. We are making changes in our plant, so that by spring of 2021, we will have the same daily capacity on one shift that we previously had on two shifts.

"With these business structure improvements, we are well positioned to capitalize on the market recovery as schools get back to in-classroom learning. We have a history of robust cash generation and strong liquidity, a culture of winning and leadership in growing segments, a clearly defined margin-growth strategy and an experienced team with a proven track record of delivering results and handling difficult times. As we look at guidance for FY2021, there is a lot of uncertainty around timing of a return-to-normalcy for schools. Recent news around the approval and distribution of COVID-19 vaccines, however, provides confidence that an industry rebound is in sight. We are providing a wide range for our guidance metrics, which we will narrow through the year as the control of the pandemic become clearer. We are announcing initial net revenue guidance of $750M-975M, with Adj. EBITDA between $40M-$65M and Adjusted Free Cash Flow of $(5)-$20M.”

Fiscal 2020 Fourth Quarter Results

Net Sales
Net sales were $281.4 million for the fourth quarter of fiscal 2020, a decrease of $62.1 million, or 18.1%, from prior year period. Bus unit sales were 2,876 units for the quarter compared with 3,726 units for the same period last year.

Gross Profit
Fourth quarter gross profit of $29.6 million represented a decrease of $17.0 million from the fourth quarter of last year. Gross profit margin declined 3.1 points to 10.5%. The decline was driven by lower volumes and manufacturing disruptions due to COVID-19, partially offset by bus pricing and cost reductions.

Net Income
Net income was $11.9 million for the fourth quarter of fiscal 2020, an increase of $0.3 million compared with the same period last year.

Adjusted Net Income
Adjusted Net Income was $13.3 million, representing a decrease of $6.7 million compared with the same period last year.

Adjusted EBITDA
Adjusted EBITDA was $21.9 million, representing a decrease of $11.5 million compared with the fourth quarter last year. The decrease was driven by lower volume and production inefficiencies due to COVID-19, partially offset by bus pricing and cost reductions.

Full Year 2020 Results

Net Sales
Net sales were $879.2 million for the fiscal year ended October 3, 2020, a decrease of $139.7 million, or 13.7%, compared with the prior year. Bus unit sales were 8,878 units for the fiscal year ended October 3, 2020 compared with 11,017 units for the same period last year.

Gross Profit
Full year gross profit was $96.2 million, a decrease of $37.3 million from the prior year.

Net Income
Net income was $12.2 million for the fiscal year ended October 3, 2020, which was $12.1 million below the prior year.

Adjusted Net Income
Year-to-date Adjusted Net Income was $22.1 million, representing a decrease of $21.3 million compared with the prior year. The decline is more than accounted for by the decline in profits due to COVID-19 disruptions.

Adjusted EBITDA
Adjusted EBITDA was $54.7 million for the fiscal year ended October 3, 2020, a decrease of $27.1 million below the prior year.

Conference Call Details

Blue Bird will discuss its fourth quarter and full year 2020 results in a conference call at 4:30 PM ET today. Participants may listen to the audio portion of the conference call either through a live audio webcast on the Company's website or by telephone. The slide presentation and webcast can be accessed via the Investor Relations portion of Blue Bird's website at www.blue-bird.com.

•
Webcast participants should log on and register at least 15 minutes prior to the start time on the Investor Relations homepage of Blue Bird’s website at http://investors.blue-bird.com. Click the link in the events box on the Investor Relations landing page.

•	Participants desiring audio only should dial 1-877-407-0784 or 1-201-689-8560

A replay of the webcast will be available approximately two hours after the call concludes via the same link on Blue Bird’s website.

About Blue Bird Corporation

Blue Bird is the leading independent designer and manufacturer of school buses, with more than 570,000 buses sold since its formation in 1927 and approximately 180,000 buses in operation today. Blue Bird’s longevity and reputation in the school bus industry have made it an iconic American brand. Blue Bird distinguishes itself from its principal competitors by its singular focus on the design, engineering, manufacture and sale of school buses and related parts. As the only manufacturer of chassis and body production specifically designed for school bus applications, Blue Bird is recognized as an industry leader for school bus innovation, safety, product quality/reliability/durability, operating costs and drivability. In addition, Blue Bird is the market leader in alternative fuel applications with its propane-powered and compressed natural gas-powered school buses. Blue Bird manufactures school buses at two facilities in Fort Valley, Georgia. Its Micro Bird joint venture operates a manufacturing facility in Drummondville, Quebec, Canada. Service and after-market parts are distributed from Blue Bird’s parts distribution center located in Delaware, Ohio.

Key Non-GAAP Financial Measures We Use to Evaluate Our Performance

This press release includes the following non-GAAP financial measures “Adjusted EBITDA,” "Adjusted EBITDA Margin," "Adjusted Net Income," "Adjusted Diluted Earnings per Share," “Free Cash Flow” and “Adjusted Free Cash Flow”. Adjusted EBITDA and Free Cash Flow are financial metrics that are utilized by management and the board of directors to determine (a) the annual cash bonus payouts, if any, to be made to certain members of management based upon the terms of the Company’s Management Incentive Plan, and (b) whether the performance criteria have been met for the vesting of certain equity awards granted annually to certain members of management based upon the terms of the Company’s Omnibus Equity Incentive Plan. Additionally, consolidated EBITDA, which is an adjusted EBITDA metric defined by our Amended Credit Agreement that could differ from Adjusted EBITDA discussed above as the adjustments to the calculations are not uniform, is used to determine the Company's ongoing compliance with several financial covenant requirements, including being utilized in the denominator of the calculation of the Total Net Leverage Ratio. Accordingly, management views these non-GAAP financial metrics as key for the above purposes and as a useful way to evaluate the performance of our operations as discussed further below.

Adjusted EBITDA is defined as net income prior to interest income; interest expense including the component of operating lease expense (which is presented as a single operating expense in selling, general and administrative expenses in our GAAP financial statements) that represents interest expense on lease liabilities; income taxes; and depreciation and amortization including the component of operating lease expense (which is presented as a single operating expense in selling, general and administrative expenses in our GAAP financial statements) that represents amortization charges on right-of-use lease assets; as adjusted for certain non-cash charges or credits that we may record on a recurring basis such as stock-compensation expense and unrealized gains or losses on certain derivative financial instruments; net gains or losses on the disposal of assets as well as certain charges such as (i) significant product design changes; (ii) transaction related costs; (iii) discrete expenses related to major cost cutting initiatives; or (iv) costs directly attributed to the COVID-19 pandemic. While certain of the charges that are added back in the Adjusted EBITDA calculation, such as transaction related costs and operational transformation and major product redesign initiatives, represent operating expenses that may be recorded in more than one annual period, the significant project or transaction giving rise to such expenses is not considered to be indicative of the Company’s normal operations. Accordingly, we believe that these, as well as the other credits and charges that comprise the amounts utilized in the determination of Adjusted EBITDA described above, should not be used in evaluating the Company’s ongoing annual operating performance. We define Adjusted EBITDA Margin as Adjusted EBITDA as a percentage of net sales. Adjusted EBITDA and Adjusted EBITDA Margin are not measures of performance defined in accordance with GAAP. The measures are used as a supplement to GAAP results in evaluating certain aspects of our business, as described below.

We believe that Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, and Adjusted Diluted Earnings per Share are useful to investors in evaluating our performance because the measures consider the performance of our ongoing operations, excluding decisions made with respect to capital investment, financing, and other non-recurring charges as outlined in the preceding paragraph. We believe the non-GAAP measures offer additional financial metrics that, when coupled with the GAAP results and the reconciliation to GAAP results, provide a more complete understanding of our results of operations and the factors and trends affecting our business.

Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income and Adjusted Diluted Earnings per Share should not be considered as alternatives to net income or GAAP earnings per share as an indicator of our performance or as alternatives to any other measure prescribed by GAAP as there are limitations to using such non-GAAP measures. Although we believe the non-GAAP measures may enhance an evaluation of our operating performance based on recent revenue generation and product/overhead cost control because they exclude the impact of prior decisions made about capital investment, financing, and other expenses, (i) other companies in Blue Bird’s industry may define Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, and Adjusted Diluted Earnings per Share differently than we do and, as a result, they may not be comparable to similarly titled measures used by other companies in Blue Bird’s industry, and (ii) Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, and Adjusted Diluted Earnings per Share exclude certain financial information that some may consider important in evaluating our performance.

We compensate for these limitations by providing disclosure of the differences between Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, and Adjusted Diluted Earnings per Share and GAAP results, including providing a reconciliation to GAAP results, to enable investors to perform their own analysis of our operating results.

Our measures of “Free Cash Flow” and "Adjusted Free Cash Flow" are used in addition to and in conjunction with results presented in accordance with GAAP and free cash flow and adjusted free cash flow should not be relied upon to the exclusion of GAAP financial measures. Free cash flow and adjusted free cash flow reflect an additional way of viewing our liquidity that, when viewed with our GAAP results, provides a more complete understanding of factors and trends affecting our cash flows. We strongly encourage investors to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

We define Free Cash Flow as total cash provided by/used in operating activities as adjusted for net cash paid or received for the acquisition or disposal of fixed assets and intangible assets. We use Free Cash Flow, and ratios based on Free Cash Flow, to conduct and evaluate our business because, although it is similar to cash flow from operations, we believe it is a more conservative measure of cash flow since purchases, and in more limited circumstances significant disposals, of fixed assets and intangible assets are a necessary component of ongoing operations. In those rare instances in which proceeds from the significant sale of fixed or intangible assets exceed cash paid for the purchases of such assets, Free Cash Flow would exceed cash flows from operations. However, since we do not anticipate being a net seller of fixed or intangible assets, we generally expect Free Cash Flow to be less than operating cash flows.

Forward Looking Statements

This press release includes forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to expectations for future financial performance, business strategies or expectations for our business. Specifically, forward-looking statements include statements in this press release regarding guidance, seasonality, product mix and gross profits and may include statements relating to:

•	Inherent limitations of internal controls impacting financial statements

•	Growth opportunities

•	Future profitability

•	Ability to expand market share

•	Customer demand for certain products

•	Economic conditions (including tariffs) that could affect fuel costs, commodity costs, industry size and financial conditions of our dealers and suppliers

•	Labor or other constraints on the Company’s ability to maintain a competitive cost structure

•	Volatility in the tax base and other funding sources that support the purchase of buses by our end customers

•	Lower or higher than anticipated market acceptance for our products

•	Other statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions

These forward-looking statements are based on information available as of the date of this press release, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. The factors described above, as well as risk factors described in reports filed with the SEC by us (available at www.sec.gov), could cause our actual results to differ materially from estimates or expectations reflected in such forward-looking statements.

Forward-looking statements in this document also may include, but are not limited to, statements regarding the pricing of the share repurchase, the potential tender offer by Blue Bird for shares of its common stock, and the benefits and timing of any potential tender offer. Many risks, contingencies and uncertainties could cause actual results to differ materially from Blue Bird’s forward-looking statements. Among these factors are the risk that Blue Bird may decide not to commence the tender offer, and that if Blue Bird does commence a tender offer, that the offer may not be completed.

Contact:
Mark Benfield
Profitability & Investor Relations
(478) 822-2315
Mark.Benfield@blue-bird.com

BLUE BIRD CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(in thousands except for share data)	October 3, 2020	September 28, 2019
Assets
Current assets
Cash and cash equivalents	$44,507	$70,959
Accounts receivable, net	7,623	10,537
Inventories	56,523	78,830
Other current assets	8,243	11,765
Total current assets	$116,896	$172,091
Property, plant and equipment, net	103,372	100,058
Goodwill	18,825	18,825
Intangible assets, net	51,632	54,720
Equity investment in affiliate	14,320	11,106
Deferred tax assets	4,365	3,600
Finance lease right-of-use assets	6,983	4,638
Other assets	1,022	375
Total assets	$317,415	$365,413
Liabilities and Stockholders' Deficit
Current liabilities
Accounts payable	$57,602	$102,266
Warranty	8,336	9,161
Accrued expenses	15,773	28,697
Deferred warranty income	8,540	8,632
Finance lease obligations	1,280	716
Other current liabilities	10,217	10,310
Current portion of long-term debt	9,900	9,900
Total current liabilities	$111,648	$169,682
Long-term liabilities
Long-term debt	$164,204	$173,226
Warranty	13,038	13,182
Deferred warranty income	14,048	15,413
Deferred tax liabilities	254	168
Finance lease obligations	5,879	3,921
Other liabilities	14,315	12,108
Pension	47,259	45,524
Total long-term liabilities	$258,997	$263,542
Stockholders' deficit
Preferred stock, $0.0001 par value, 10,000,000 shares authorized, 0 shares issued at October 3, 2020 and September 28, 2019	$—	$—
Common stock, $0.0001 par value, 100,000,000 shares authorized, 27,048,404 and 26,476,336 shares outstanding at October 3, 2020 and September 28, 2019, respectively	3	3
Additional paid-in capital	88,910	84,271
Accumulated deficit	(33,464)	(45,649)
Accumulated other comprehensive loss	(58,397)	(56,154)
Treasury stock, at cost, 1,782,568 shares at October 3, 2020 and September 28, 2019	(50,282)	(50,282)
Total stockholders' deficit	$(53,230)	$(67,811)
Total liabilities and stockholders' deficit	$317,415	$365,413

BLUE BIRD CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Fiscal Year Ended
(in thousands except for share data)	October 3, 2020	September 28, 2019	October 3, 2020	September 28, 2019
Net sales	$281,411	$343,532	$879,221	$1,018,874
Cost of goods sold	251,762	296,904	783,021	885,400
Gross profit	$29,649	$46,628	$96,200	$133,474
Operating expenses
Selling, general and administrative expenses	16,060	28,445	74,206	89,642
Operating profit	$13,589	$18,183	$21,994	$43,832
Interest expense	(2,292)	(2,638)	(12,252)	(12,879)
Interest income	(16)	—	11	9
Other income (expense), net	184	(297)	738	(1,331)
Income before income taxes	$11,465	$15,248	$10,491	$29,631
Income tax (expense) benefit	(1,898)	(4,740)	(1,519)	(7,573)
Equity in net income of non-consolidated affiliate	2,373	1,084	3,213	2,242
Net income	$11,940	$11,592	$12,185	$24,300

Earnings per share:
Basic weighted average shares outstanding	27,048,404	26,472,490	26,850,999	26,455,436
Diluted weighted average shares outstanding	27,145,335	26,904,766	27,086,555	27,043,814

Basic income per share	$0.44	$0.44	$0.45	$0.92
Diluted income per share	$0.44	$0.43	$0.45	$0.90

BLUE BIRD CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Fiscal Year Ended
(in thousands of dollars)	October 3, 2020	September 28, 2019
Cash flows from operating activities
Net income	$12,185	$24,300
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	14,400	10,383
Non-cash interest expense	3,651	3,822
Share-based compensation	4,141	4,273
Equity in net income of non-consolidated affiliate	(3,213)	(2,242)
(Gain) loss on disposal of fixed assets	(76)	5
Deferred taxes	29	6,632
Amortization of deferred actuarial pension losses	1,720	2,758
Foreign currency hedges	—	109
Changes in assets and liabilities:
Accounts receivable	2,914	13,530
Inventories	22,308	(21,497)
Other assets	5,068	(4,651)
Accounts payable	(40,258)	6,318
Accrued expenses, pension and other liabilities	(19,410)	9,707
Dividend from equity investment in affiliate	—	2,259
Total adjustments	$(8,726)	$31,406
Total cash provided by operating activities	$3,459	$55,706
Cash flows from investing activities
Cash paid for fixed assets	(18,968)	(35,514)
Proceeds from sale of fixed assets	165	47
Total cash used in investing activities	$(18,803)	$(35,467)
Cash flows from financing activities
Borrowings under the senior term loan	$—	$50,000
Repayments under the senior term loan	(9,900)	(9,900)
Principal payments on finance leases	(945)	(133)
Cash paid for debt issuance costs	(935)	—
Cash paid for employee taxes on vested restricted shares and stock option exercises	(3,568)	(636)
Proceeds from exercises of warrants	4,240	1,499
Tender offer repurchase of common stock and preferred stock	—	(50,370)
Total cash used in financing activities	$(11,108)	$(9,540)
Change in cash and cash equivalents	(26,452)	10,699
Cash and cash equivalents, beginning of year	70,959	60,260
Cash and cash equivalents, end of year	$44,507	$70,959

Reconciliation of Net Income to Adjusted EBITDA

	Three Months Ended		Fiscal Year Ended
(in thousands of dollars)	October 3, 2020	September 28, 2019	October 3, 2020	September 28, 2019
Net income	$11,940	$11,592	$12,185	$24,300
Adjustments:
Interest expense, net (1)	2,404	2,737	12,616	13,279
Income tax benefit	1,898	4,740	1,519	7,573
Depreciation, amortization, and disposals (2)	3,881	3,112	15,096	11,102
Operational transformation initiatives	186	6,401	3,404	10,594
Foreign currency hedges	—	—	—	109
Share-based compensation	36	1,127	4,141	4,273
Product redesign initiatives	905	3,663	4,068	10,539
Restructuring charges	282	—	646	—
Costs directly attributed to the COVID-19 pandemic (3)	372	—	1,000	—
Other	—	(3)	6	59
Adjusted EBITDA	$21,904	$33,369	$54,681	$81,828
Adjusted EBITDA margin (percentage of net sales)	7.8%	9.7%	6.2%	8.0%

(1) Includes $0.1 million for both three-month fiscal periods and $0.4 million for both twelve-month fiscal periods, representing interest expense on lease liabilities, which are a component of lease expense and presented as a single operating expense in selling, general and administrative expenses on our Condensed Consolidated Statements of Operations.
(2) Includes $0.2 million for both three-month fiscal periods and $0.7 million for both twelve-month fiscal periods, representing amortization charges on right-to-use lease assets, which are a component of lease expense and presented as a single operating expense in selling, general and administrative expenses on our Condensed Consolidated Statements of Operations.
(3) Primarily costs incurred for third party cleaning services and personal protective equipment for our employees in response to the COVID-19 pandemic.

Reconciliation of Free Cash Flow to Adjusted Free Cash Flow

	Three Months Ended		Fiscal Year Ended
(in thousands of dollars)	October 3, 2020	September 28, 2019	October 3, 2020	September 28, 2019
Net cash provided by operating activities	$81,763	$74,819	$3,459	$55,706
Cash paid for fixed assets	(2,244)	(5,360)	(18,968)	(35,514)
Free cash flow	$79,519	$69,459	$(15,509)	$20,192
Cash paid for product redesign initiatives	905	1,386	9,553	4,740
Cash paid for operational transformation initiatives	186	6,401	3,404	10,594
Cash paid for restructuring charges	282	—	646	—
Cash paid for costs directly attributed to COVID-19	372	—	1,000	—
Adjusted free cash flow	81,264	77,246	(906)	35,526

Reconciliation of Net Income to Adjusted Net Income

	Three Months Ended		Fiscal Year Ended
(in thousands of dollars)	October 3, 2020	September 28, 2019	October 3, 2020	September 28, 2019
Net income	$11,940	$11,592	$12,185	$24,300
Adjustments, net of tax benefit or expense (1)
Operational transformation initiatives	140	4,801	2,553	7,946
Product redesign initiatives	679	2,747	3,051	7,904
Foreign currency hedges	—	—	—	82
Share-based compensation	27	845	3,106	3,205
Restructuring charges	212	—	485	—
Costs directly attributed to the COVID-19 pandemic (2)	279	—	750	—
Other	—	(2)	5	44
Adjusted net income, non-GAAP	$13,276	$19,983	22,134	43,481

(1) Amounts are net of estimated statutory tax rates of 25%.
(2) Primarily costs incurred for third party cleaning services and personal protective equipment for our employees.

Reconciliation of Diluted EPS to Adjusted Diluted EPS

	Three Months Ended		Fiscal Year Ended
	October 3, 2020	September 28, 2019	October 3, 2020	September 28, 2019
Diluted income per share	$0.44	$0.43	$0.45	$0.90
One-time charge adjustments, net of tax benefit or expense	0.05	0.31	0.37	0.71
Adjusted diluted earnings per share, non-GAAP	$0.49	$0.74	$0.82	$1.61
Weighted average dilutive shares outstanding	27,145,335	26,904,766	27,086,555	27,043,814